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                                                                    EXHIBIT 10.6

                              MARKETING AGREEMENT

This Agreement is made effective as of July 10, 2000, by and between America's Senior Financial Services, Inc. of 9501 NE 2nd Avenue, Suite 3, Miami Shores, FL 33138, and Wall Street Financial, 499 North State Road 434, Altamonte Springs, FL 32714.

In this Agreement, the party who is contracting to receive services shall be referred to as "Amse", and the party who will be providing the services shall be referred to as "Wall Street".

Wall Street has a background in the creation and maintenance of an extensive e-mail advertising database network which operates 24 hours a day and has the capacity to deliver an "awareness" message to over 20,000,000 e-mail addresses. This database will be used to distribute an advertising piece that should create a general awareness of Amse and the company's role in the expanding Reverse Mortgage Industry. It is expected that the campaign will cause potential borrowers to click through to Amse's web sites, creating interest in Amse's Reverse Mortgage products and generating on-line applications and/or additional names for Amse's database of potential mortgage customers. Wall Street represents that it has the aforementioned expertise, and is willing to provide services to Amse based on this background.

Amse dealers to have services provided by Wall Street.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on July 10, 2000, Wall Street will provide the following services, (collectively the "Services"); will set up a database mailing program for Amse that targets 20,000,000 e-mail addresses and makes over 100,000 contacts daily for a period of six months. In addition, the consultant will advise Amse as to the form and content of the advertising pieces, and from time to time will recommend changes as necessary to keep the marketing campaign fresh.

2. PERFORMANCE OF SERVICES. The manner in which the Services are to be performed and the specific hours to be worked by Wall Street shall be determined by Wall Street. Amse will rely on Wall Street to work as many hours as may be reasonably necessary to fulfill Wall Street's obligations under this Agreement.

3. PAYMENT. AMSE will pay a fee to Attorney Barcus based on $0.30 per share for the Services. This fee shall be payable upon monthly invoicing by Attorney Barcus, and the "fee" shall cover the legal services provided, estimated at up to 40 hours per month for a period of twelve months, payable in the Company's common stock calculated at .30 cents per share, regardless of market price. The shares will be issued subject to Rule 144 but registered on an upcoming SB2 registration statement, subject to a reasonable leakage agreement, once free trading. Upon signing of this contract, a total of 120,000 shares will be issued against the performance of this contract, subject to forfeiture if the contract is not completed. Upon termination of this Agreement, payments under this paragraph shall cease; provided, however, that Attorney Barcus shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Attorney Barcus has not yet been paid.

4. EXPENSE REIMBURSEMENT. Wall Street shall pay all "out-of-pocket" expenses, and shall not be entitled to reimbursement from Amse.

5. TERM/TERMINATION. This Agreement shall be effective for a period of 180 days and shall automatically renew
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for successive terms of the same duration, unless either party provides 90 days written notice to the other party prior to the termination of the applicable initial term or renewal term.

6. RELATIONSHIP OF PARTIES. It is understood by the parties that Wall Street is an independent contractor with respect to Amse, and not an employee of Amse. Amse will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Wall Street.

7. INDEMNIFICATION. Wall Street agrees to indemnify and hold Amse harmless from all claims, losses, expenses, fees including attorney fees, costs, and judgements that may be asserted against Amse that result from the acts or omissions of Wall Street, Wall Street's employees, if any, and Wall Street's agents.

8. CONFIDENTIALITY. Wall Street recognizes that Amse has and will have the following information:

         - products
         - prices
         - future plans
         - business affairs
         - customer lists

and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Amse. Wall Street agrees that Wall Street will not at any time or in any manner, either directly or indirectly, use any information for Wall Street's own benefit, or divulge, disclose, or communicate in any manner any Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

9. UNAUTHORIZED DISCLOSURE OF INFORMATION. If it appears that Wall Street has disclosed (or has threatened to disclose) Information in violation of this Agreement, Amse shall be entitled to an injunction to restrain Wall Street from disclosing, in whole or in part, such Information, or from providing any services to any party to whom such Information has been disclosed or may be disclosed. Amse shall not be prohibited by this provision from pursuing other remedies, including a claim for losses and damages.

10. CONFIDENTIALITY AFTER TERMINATION. The confidentiality provisions of this Agreement shall remain in full force and effect after the termination of this Agreement.

11. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

Company:

         America's Senior Financial Services, Inc.
         Nelson A. Locke
         CEO and President
         9501 NE 2nd Avenue
         Suite 3
         Miami Shores, FL 33138

Consultant:

         Wall Street Financial
         Dennis Wilson
         CEO
         499 North State Road 434
         Altamonte Springs, FL 32714


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Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.

12. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

13. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

14. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced at so limited.

15. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

16. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

                           America's Senior Financial Services, Inc.


                           By: /s/                                  7/11/00
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                           America's Senior Financial Services, Inc.



                           Wall Street Financial



                           By: /s/ Dennis Wilson                    7/9/00
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                           Wall Street Financial



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